Exhibit 10.1

Dated as of March 11, 2025

Stockholders Support AGREEMENT

BY AND AMONG

Unique Logistics International, Inc.

DP WORLD LOGISTICS US HOLDINGS, INC.

Sunandan ray

AND

the stockholderS PARTY HERETO

Exhibits
Exhibit A	Stockholder Shares
Exhibit B	Holdback Schedule
Exhibit C	Restricted Business Exemptions

THIS STOCKHOLDERS SUPPORT AGREEMENT (this “Stockholders Support Agreement”), dated as of March 11, 2025, is entered into by and among Unique Logistics International, Inc., a Nevada corporation (the “Company”), DP World Logistics US Holdings, Inc., a Delaware corporation (“Parent”), Sunandan Ray, an individual, Frangipani Trade Services, Inc., a New York corporation (“Frangipani”), and Great Eagle Freight Limited, a private company limited by shares formed in Hong Kong (“Great Eagle”) (Frangipani and Great Eagle, collectively, the “Stockholders” and, each individually, a “Stockholder” and, collectively with Sunandan Ray, the “Owner Signatories”). Capitalized terms used but not defined in this Stockholders Support Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Unique Merger Co., a Nevada corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are parties to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Merger Agreement”), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, and as a result of which, among other things, all of the issued and outstanding capital stock of the Company as of the Effective Time shall automatically be cancelled and shall cease to exist, in exchange for the right to receive the Total Merger Consideration, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of Chapter 92A of the Nevada Revised Statutes (the “NRS”) and, in the case of the Stockholders, this Stockholders Support Agreement;

WHEREAS, as of the date hereof, the Stockholders are the beneficial or record owners of the number of shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) and the number of shares of each series of convertible preferred stock, par value $0.001 per share, of the Company (the “Company Convertible Preferred Stock” and, together with the Company Common Stock, the “Company Stock”), as set forth opposite each Stockholder’s name in Exhibit A hereto (all such shares of Company Stock, or any successor or additional shares of Company Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholder prior to the termination of this Stockholders Support Agreement being referred to herein as the “Stockholder Shares”);

WHEREAS, on or around the date of this Stockholders Support Agreement, the Company Board (i) has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (collectively, the “Transactions”), and adopted the plan of merger set forth therein (ii) has determined that it is in the bests interests of the Company and its stockholders to enter into the Merger Agreement and the Transactions and (iii) has recommended the plan of merger set forth in the Merger Agreement to the Company’s stockholders and that that the Company’s stockholders approve the Merger Agreement, the plan of merger set forth therein, and the Transactions, including the Merger; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Owner Signatories are executing and delivering this Stockholders Support Agreement to Parent with respect to the Stockholder Shares.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Defined Terms

(a) Definitions.

“Agreed Claims” has the meaning set forth in Section 12(d)(iii).

“Average Gross Profit” means x, where:

x =	a+b+c
3

and where:

a = the Gross Profit for Period 1 as set out in the Holdback Statement

b = the Gross Profit for Period 2 as set out in the Holdback Statement

c = the Gross Profit for Period 3 as set out in the Holdback Statement

“Base Gross Profit” means $39,500,000.

“Basket” has the meaning set forth in Section 12(b)(i).

“Big 4” means Deloitte, Ernst & Young, PricewaterhouseCoopers and Klynveld Peat Marwick Goerdeler.

“Cap” has the meaning set forth in Section 12(b)(ii).

“Change of Control” has the meaning set forth in Section 9(j), solely for purposes of Section 9(j).

“Claim Certificate” has the meaning set forth in Section 12(d)(i).

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in the recitals.

“Company Convertible Preferred Stock” has the meaning set forth in the recitals.

“Company Stock” has the meaning set forth in the recitals.

“Container” means a standard twenty-foot equivalent unit.

“DP World Logistics USA” means DP World Logistics USA, Inc., a Delaware corporation and a wholly-owned U.S. subsidiary of Parent.

“FCL” means, with respect to ocean freight, a shipment in which the cargo fills a Container.

“Frangipani” has the meaning set forth in the preamble.

“Freight Agency Fee” means a handling fee payable to the Relevant Business as follows:

(a)	for each FCL: $50 per Container;

(b)	for each LCL: $5 per cubic meter; and

(c)	for air freight shipments: $0.1 per kilo, with a minimum of $25 per shipment.

“Fundamental Representations” has the meaning set forth in Section 12(b)(i).

“GP-based Holdback Amount” means, with respect to each Stockholder, the amount, if any, due and payable pursuant to Section 9(a)(i) through Section 9(a)(iii).

“Great Eagle” has the meaning set forth in the preamble.

“Gross Profit” in relation to a Period, means the gross profit of the Relevant Business, as calculated in accordance with Section 9(g).

“Gross Profit Cap” means $43,000,000.

“Handling Fee” means a handling fee payable by the Relevant Business as follows:

(a)	for each FCL: $50 per Container;

(b)	for each LCL: $5 per cubic meter; and

(c)	for air freight shipments: $0.1 per kilo, with a minimum of $25 per shipment.

“Holdback Amount” means, in relation to each Stockholder, the dollar amount equal to the product of (x) the Total Merger Consideration payable to such Stockholder pursuant to the terms and conditions of the Merger Agreement, multiplied by (y) 0.65.

“Holdback Due Date” means the 10th Business Day following the expiration of the Holdback Period.

“Holdback Period” means all Periods in the aggregate.

“Holdback Statement” means a statement for the Holdback Period to be delivered by the Purchaser Group to the Stockholders within 90 calendar days following the expiration of the Holdback Period specifying (i) the Gross Profit for Period 1 and Period 2 specified in the Interim Holdback Statements and the Gross Profit for Period 3 (along with the relevant calculations to show how Gross Profit was derived for Period 3), (ii) the GP-based Holdback Amount for each Stockholder and (iii) any Holdback Withholding Amount.

“Holdback Withholding Amount” has the meaning set forth in Section 12(d)(iii).

“Independent Accountant” means one of the Big 4 independent public accounting firms with no prior relationship with Parent or any Stockholder to be mutually agreed upon by Parent and the Stockholders in writing or as otherwise mutually agreed upon between the parties.

“Integration KPIs” means the integration of the Surviving Corporation and the Company Subsidiaries into the freight forwarding business of the Purchaser Group, including but not limited to, the following key performance indicators:

(a)	implementation of the Purchaser Group’s chosen transport management system that is deployed in its freight forwarding network;

(b)	transition of back-office functions to a target operating model (using global shared services operation from India);

(c)	transaction of materially all controlled files (with a file representing a single customer order) within the Purchaser Group’s freight forwarding network, either through the Purchaser Group’s offices (subject to such office being able to meet the customer’s needs), or through approved agents of the Purchaser Group where the Purchaser Group does not have an office;

(d)	implementation of the Purchaser Group’s standard sales incentive and/or remuneration schemes; and

(e)	transaction of all relevant volumes transacted on the Purchaser Group’s house bill of lading to maximize group wide procurement synergy.

“Integration Review Meeting” has the meaning set forth in Section 9(d).

“Integration-based Holdback Amount” means, with respect to Frangipani, the dollar amount equal to 10% of the Holdback Amount.

“Interim Holdback Statement” means the statement for each of Period 1 and Period 2, to be delivered by the Purchaser Group to the Stockholders within 90 calendar days following the expiration of each of Period 1 and Period 2, specifying the Gross Profit for each of Period 1 and Period 2 (along with the relevant calculations to show how Gross Profit was derived for each such Period).

“LCL” means, with respect to ocean freight, a shipment in which the cargo does not substantially fill a Container.

“Losses” means all damages, claims, losses, fees, expenses, Taxes, costs, interest, awards, judgments, penalties, dues, fines, obligations, debt, Encumbrances, assessment, order, decree, ruling, deficiencies or obligations, and other liabilities (including reasonable costs and expenses included in the investigation, collection, prosecution, enforcement and defense thereof or relating thereto), but excluding all exemplary and punitive damages (save to the extent awarded to third parties).

“Material Adverse Effect” means any event, occurrence, fact, circumstance, condition, change, development or effect that would, by itself or taken together with any and all other occurrences, facts, circumstances, conditions, changes, developments or effects, are or would reasonably be expected to be materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Relevant Business, taken as a whole.

“Maximum GP-based Holdback Amount” means, (x) with respect to Frangipani, the dollar amount equal to 90% of the Holdback Amount, and (y) with respect to Great Eagle, the dollar amount equal to 100% of the Holdback Amount.

“Meeting” has the meaning set forth in Section 2.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Mini-Basket” has the meaning set forth in Section 12(b)(i).

“New Securities” has the meaning set forth in Section 4.

“NRS” has the meaning set forth in the recitals.

“Objection Notice” has the meaning set forth in Section 9(e).

“Origination Agent” means CB Agent Services LLC, a Delaware limited liability company.

“Owner Signatories” has the meaning set forth in the preamble.

“Parent” has the meaning set forth in the preamble.

“Parent Indemnitee” has the meaning set forth in Section 12(a).

“Period” means any of Period 1, Period 2 or Period 3.

“Period 1” means the period from January 1, 2025 to December 31, 2025 (both dates inclusive).

“Period 2” means the period from January 1, 2026 to December 31, 2026 (both dates inclusive).

“Period 3” means the period from January 1, 2027 to December 31, 2027 (both dates inclusive).

“Pro Rata Portion” means, in the case of Frangipani, 48.50% and, in the case of Great Eagle, 10.35%.

“Purchaser Group” means each or any of Parent, its Affiliates and, following the Effective Time, the Surviving Corporation.

“Relevant Business” means the U.S. freight forwarding business operated by the Purchaser Group from time to time, which, for purposes of this Stockholders Support Agreement only, shall (x) always include the business of the Surviving Corporation (including the United States Controlled Business) (including (i) the contract logistics business of Unique Logistics International (NYC), LLC conducted at its warehouse located at 10900 Painter Avenue, Santa Fe Springs, CA, USA and (ii) the customs house brokerage business of Unique Logistics International (BOS), Inc). and DP World Logistics USA, and (y) always exclude (i) the businesses of the non-U.S. Subsidiaries of the Company or the Surviving Corporation (except for United States Controlled Business), as applicable, (ii) the Purchaser Group’s (A) purchase order management business in the U.S., (B) the logistics business of Purchaser Group’s Cargo Services group in the U.S., whether conducted through Cargo Services entities or any other Purchaser Group entities in the future and (C) P&O Ferries and Unifeeder businesses, and (iii) any other logistics business owned by the Purchaser Group where freight forwarding is incidental to, and not a core focus of, such logistics business.

“Review Period” has the meaning set forth in Section 9(e).

“Restricted Business” means any freight forwarding and other logistics related services, excluding the logistics businesses conducted as of the date of this Stockholders Support Agreement by the Affiliates of Great Eagle that are set forth in Exhibit C.

“Restricted Territory” means any and all geographic areas worldwide, including but not limited to, any country, state, province, city or other jurisdiction in which Parent, the Company or the Surviving Corporation has any customers, clients, suppliers or business operations.

“Settlement Agreement” means that certain Confidential Settlement Agreement and Release, dated as of the date of this Stockholders Support Agreement, by and among the Origination Agent and the other parties thereto.

“Stockholder Shares” has the meaning set forth in the recitals.

“Stockholders” has the meaning set forth in the preamble.

“Stockholders Support Agreement” has the meaning set forth in the preamble.

“Stockholders’ Representative” has the meaning set forth in Section 12(d)(i).

“Term” means the period from the date hereof until this Stockholders Support Agreement terminates pursuant to Section 21.

“Transactions” has the meaning set forth in the recitals.

“Transfer” has the meaning set forth in Section 3.

“United States Controlled Business” means any business that is handled by the Company’s Asia-based Subsidiaries where (i) the customer relationship is maintained by the Surviving Corporation in the United States and (ii) the customer is invoiced by the Surviving Corporation in the United States.

(b) Interpretation Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Stockholders Support Agreement as a whole (including any Exhibits hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections and Exhibits shall be deemed references to Sections of, and Exhibits to, this Stockholders Support Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 1 and elsewhere in this Stockholders Support Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided that, for purposes of any representations and warranties contained in this Stockholders Support Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. All terms defined in this Stockholders Support Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

2. Voting Agreements. Each Stockholder, solely in its capacity as a stockholder of the Company, agrees that, during the Term, at any meeting of the Stockholders (to the extent any such meeting is convened) related to the Transactions (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), including any separate class or series vote thereof, and/or in connection with any written consent of the Stockholders related to the Transactions, including the Company Stockholder Approval (all meetings or consents related to the Merger Agreement and/or the Transactions collectively referred to herein as the “Meeting”), such Stockholder shall:

(a) if and when a Meeting is held, appear at such Meeting or otherwise cause the Stockholder Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote or cause to be voted at such Meeting (or validly execute and return an action by written consent or an action to cause such consent to be granted with respect to) all of the Stockholder Shares in favor of the Merger Agreement and the Transactions; and

(c) vote or cause to be voted at such Meeting (or validly execute and return an action by written consent or an action to cause such consent to be granted with respect to) all of the Stockholder Shares against any other action that would reasonably be expected to (i) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions or (ii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholders contained in this Stockholders Support Agreement.

3. Restrictions on Transfer. Except for any Transfers contemplated under the Settlement Agreement, each Stockholder agrees that, during the Term, such Stockholder shall not sell, assign, offer, encumber, dispose of, loan or otherwise transfer (each, a “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to any Transfer of any Stockholder Shares or any interest in any of the Stockholder Shares unless the assignee or transferee thereof executes a joinder agreement to this Stockholders Support Agreement in a form reasonably acceptable to Parent and the Company. The Company shall not register any Transfer of the Stockholder Shares on the Company’s stock ledger (book entry or otherwise) that is not in compliance with this Section 3, and any Transfer or attempted Transfer of any Stockholder Shares (including, for the avoidance of doubt, any New Securities) in violation of this Section 3 shall, to the fullest extent permitted by law, be null and void ab initio.

4. New Securities. During the Term, in the event that, (a) any shares of Company Stock or other equity securities of the Company are issued to either Stockholder after the date of this Stockholders Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination, conversion or exchange of the Company securities owned by such Stockholder, (b) either Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Stock or other equity securities of the Company after the date of this Stockholders Support Agreement or (c) either Stockholder acquires the right to vote or share in the voting of any Company Stock or other equity securities of the Company after the date of this Stockholders Support Agreement (such Company Stock or other equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by either Stockholder shall be subject to the terms of this Stockholders Support Agreement to the same extent as if they constituted Stockholder Shares as of the date hereof.

5. No Challenge. Each Owner Signatory agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Stockholders Support Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

6. Waiver.

(a) Each Owner Signatory hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, dissenter’s rights and any similar rights under applicable law (including Section 92A.380 of the NRS) relating to the Merger and the consummation of the Transactions, including any notice requirements. Each Owner Signatory agrees that it shall not, and shall cause its Affiliates not to, bring, commence, institute, maintain, prosecute, participate or join in or voluntarily aid (and agrees to take all actions necessary to opt out of any class in any class action with respect to) any claim or Action (derivative or otherwise) in law or in equity in any court or before any Governmental Entity, against any of Parent, Merger Sub, the Company or any of the Company Subsidiaries or any of their respective successors or assigns or any other Person (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Stockholders Support Agreement, the Merger Agreement or the Transactions or prevent, impair or delay the consummation of the transactions contemplated hereby or thereby, or (ii) alleging the execution and delivery of the Merger Agreement by Parent, Merger or the Company, the approval of the Merger Agreement by the Company Board, Merger Sub or the Company, or any other action in connection with the negotiation and entry into this Stockholders Support Agreement, the Transactions or the transactions contemplated hereby or thereby breached any fiduciary duty of any Person.

(b) Each Owner Signatory hereby irrevocably waives, releases, and discharges any and all claims, demands, actions, causes of action, suits, liabilities, damages, and expenses of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, that such Owner Signatory may have or assert against the Company or any of the Company Subsidiaries, arising out of or relating to any matter, event, or circumstance occurring on or prior to the Effective Time, including but not limited to any claims arising from a Stockholder’s ownership of securities of the Company or any of the Company Subsidiaries.

7. Agreement to Consent and Approve.

(a) Each Stockholder irrevocably and unconditionally agrees that, except as otherwise agreed with Parent, as soon as practicable following the date of the Merger Agreement (but in any event within 24 hours following the execution of the Merger Agreement), the Stockholder shall execute and deliver to the Secretary of the Company (with a copy to Parent) the Company Stockholder Approval substantially in the form attached as Exhibit D to the Merger Agreement. Following the execution and delivery of the Company Stockholder Approval, the Stockholder shall not amend, revoke, withdraw or repudiate the Company Stockholder Approval. The Company Stockholder Approval shall be coupled with an interest and, prior to the Outside Date, shall be irrevocable. From and after the date hereof until the Outside Date, neither Stockholder shall enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Stockholder Shares that is inconsistent with this Stockholders Support Agreement or otherwise take any other action with respect to the Stockholder Shares that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby.

(b) For the avoidance of doubt, each Stockholder shall retain at all times the right to vote (including by written consent) any Stockholder Shares, including New Securities, beneficially owned or owned of record by such Stockholder in its sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 7 that are at any time or from time to time presented for consideration to the Company’s stockholders.

8. Consent to Disclosure. Following the date hereof, the Company intends to file with the SEC the Information Statement, in preliminary form of the type contemplated by Regulation 14C promulgated under the Exchange Act, describing the Merger Agreement, the Merger and the other Transactions. Each Owner Signatory hereby consents to the publication and disclosure in the Information Statement (and, as and to the extent otherwise required by Applicable Law, the SEC or any other securities authorities, any other documents or communications provided by Parent or the Company to any Governmental Entity or to securityholders of Parent or the Company) of the Owner Signatory’s identity and beneficial ownership of Stockholder Shares and the nature of the Owner Signatory’s commitments, arrangements and understandings under and relating to this Stockholders Support Agreement and, if deemed appropriate by Parent or the Company, a copy of this Stockholders Support Agreement. Each Owner Signatory shall promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC). No Owner Signatory shall issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company and Parent.

9. Total Merger Consideration Holdback. Notwithstanding anything contained in the Merger Agreement or this Stockholders Support Agreement to the contrary, a portion of the Total Merger Consideration equal to the Holdback Amount that is otherwise payable to such Stockholder in connection with the Merger shall be withheld by Parent at the Closing and shall be paid to such Stockholder on the Holdback Due Date, provided that the parties have agreed in writing to the calculations set forth in the Holdback Statement, or have otherwise resolved any dispute in accordance with the procedure set forth in Section 9(e), but only to the extent that all or a portion of such Holdback Amount becomes payable to such Stockholder in accordance with the terms and conditions set forth in this Section 9 and Exhibit B, and such Stockholder shall have no right to receive any portion of the Holdback Amount that does not become payable to such Stockholder pursuant to this Section 9. The Holdback Amount payable by Parent to each Stockholder on the Holdback Due Date shall be calculated and paid in accordance with this Section 9, subject to any applicable withholding obligations in accordance with the Merger Agreement.

(a) GP-based Holdback Amount Calculation. The respective GP-based Holdback Amounts shall be calculated as follows:

(i) In the event that Average Gross Profit is less than Base Gross Profit, no GP-based Holdback Amount shall be payable to either Stockholder pursuant to the Merger Agreement or this Stockholders Support Agreement.

(ii) In the event that Average Gross Profit is equal to Base Gross Profit, each Stockholder shall be paid 50% of the Maximum GP-based Holdback Amount for such Stockholder as specified in Exhibit B.

(iii) In the event that Average Gross Profit is greater than Base Gross Profit but less than the Gross Profit Cap, each Stockholder shall be paid a GP-based Holdback Amount calculated pursuant to the following formula:

A = {[((B-C) / (D-C)) x E]+F}

where:

A = multiple to be applied to the Maximum GP-based Holdback Amount

B = Average Gross Profit

C = Base Gross Profit

D = Gross Profit Cap

E = 0.5

F = 0.5

For the avoidance of doubt, the maximum amount payable in accordance with the formula above shall not exceed the Maximum GP-based Holdback Amount.

(iv) In the event that Average Gross Profit is equal to or greater than the Gross Profit Cap, each Stockholder shall be paid 100% of the Maximum GP-based Holdback Amount specified in Exhibit B.

Illustrative Example

Maximum GP-based Holdback Amount for Frangipani	$10,172,091
Maximum GP-based Holdback Amount for Great Eagle	$2,412,979
Gross Profit for Period 1	$39,700,000
Gross Profit for Period 2	$41,550,000
Gross Profit for Period 3	$42,380,000
Average Gross Profit	$41,210,000
A = {[((B-C)/(D-C)) x E] + F}
B =	$41,210,000
C =	$39,500,000
D =	$43,000,000
E =	0.5
F =	0.5
A= {[((41,210,000 - 39,500,000) / (43,000,000 - 39,500,000)) x 0.5] + 0.5} = 0.744
GP-based Holdback Amount to be paid to Frangipani	$7,570,942
(A x $10,172,091)
GP-based Holdback Amount to be paid to Great Eagle	$1,795,946
(A x $2,412,979)

(b) Payment of GP-based Holdback Amount. To the extent that the Stockholders are entitled to all or a portion of the Maximum GP-based Holdback Amount, then Parent shall, no later than the Holdback Due Date, subject to (i) any Holdback Withholding Amount, (ii) the Stockholder’s compliance with the provisions of Section 9(f) and (iii) any applicable withholding in accordance with Section 4.3(e) of the Merger Agreement, pay to the Stockholders’ Representative (for the benefit of each Stockholder) the GP-based Holdback Amount due to the Stockholders, if any, by wire transfer in immediately available funds to the bank account or accounts designated by the Stockholders’ Representative not less than 10 Business Days prior to such payment.

(c) Integration-based Holdback Amount. Parent acknowledges that it is the current intention of the Purchaser Group that, following the Effective Time, Sunandan Ray will be responsible for, among other duties, the integration of the business of the Surviving Corporation into the Purchaser Group’s freight forwarding business and that Sunandan Ray is expected to assume a management leadership role in the Relevant Business. With respect to Frangipani, the Integration-based Holdback Amount shall be paid following the satisfaction of the Integration KPIs, provided that Frangipani and Sunandan Ray are in compliance with the provisions of Section 9(f). Provided that the Integration KPIs have been satisfied and Sunandan Ray and Frangipani are not in breach of Section 9(f), and subject to any applicable withholding in accordance with Section 4.3(e) of the Merger Agreement, the Integration-based Holdback Amount shall be paid to Frangipani on the Holdback Due Date by wire transfer in immediately available funds to the bank account or accounts designated by Sunandan Ray not less than 10 Business Days prior to such payment, unless Parent, acting reasonably and in good faith determines, and upon request can provide reasonable evidence to demonstrate to Sunandan Ray, that (i) Sunandan Ray has knowingly taken or failed to take any action(s) to prevent, prohibit or obstruct the integration of the Company or the Surviving Corporation and the Company Subsidiaries into the Purchaser Group (including, but not limited to, the achievement of the Integration KPIs) and (ii) such action(s) or failure(s) to act have, when considered in the aggregate, had a Material Adverse Effect. In the event that (i) the Integration KPIs have not been satisfied by the Holdback Due Date, (ii) Sunandan Ray or and Frangipani shall have breached any of the provisions of Section 9(f), or (iii) Parent shall have made the determination contemplated in the immediately preceding sentence, Frangipani will forfeit the Integration-based Holdback Amount.

(d) Integration Review Meetings. Parent and Sunandan Ray shall hold an annual meeting during each of Period 1, Period 2 and Period 3 (each, an “Integration Review Meeting”) to review in good faith the Integration KPIs and discuss and agree (i) whether any Integration KPIs need to be modified or changed, whether in whole or part, provided that Parent and Sunandan Ray shall act reasonably and in good faith in proposing any such modification or changes (ii) the progress made in achieving the Integration KPIs, (iii) how any outstanding Integration KPIs are to be achieved prior to the Holdback Due Date and (iv) any material concerns either Sunandan Ray or Parent may have in relation to the achievement of any Integration KPIs. At each Integration Review Meeting, Parent shall consider in good faith Sunandan Ray’s reasonable requests for assistance that are made with the primary goal of achieving the Integration KPIs.

(e) Disputes.

(i) In the event that a Stockholder objects to any Gross Profit or GP-based Holdback Amount calculated by the Purchaser Group pursuant to this Section 9, such Stockholder shall report the same to the Stockholders’ Representative (on behalf of itself and/or the other Stockholder) who shall, within 10 Business Days after receipt of the Holdback Statement (the “Review Period”), deliver to the Purchaser Group a notice to such effect (the “Objection Notice”), specifying in reasonable detail the basis for such objection and setting forth its calculation of the Gross Profit for the relevant Period or the GP-based Holdback Amount. If the Stockholders’ Representative fails to timely deliver an Objection Notice prior to the expiration of the applicable Review Period, then the calculation of the Gross Profit for the relevant Period or GP-based Holdback Amount set forth in the Holdback Statement shall be final and binding on the parties. If the Stockholders’ Representative timely delivers an Objection Notice, Parent and the Stockholders’ Representative shall negotiate in good faith to resolve the disputed items and agree upon the GP-based Holdback Amount due to each Stockholder. If Parent and the Stockholders’ Representative are unable to reach an agreement on any unresolved disputed items within 30 calendar days after Parent’s receipt of an Objection Notice, all unresolved disputed items shall be promptly referred to an Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items only, with respect to the applicable GP-based Holdback Amount calculation as promptly as practicable. If any unresolved disputed items are submitted to the Independent Accountant, then Parent and the Stockholders’ Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall within 30 calendar days of its engagement resolve the disputed items based solely on the applicable definitions and other terms in this Stockholders Support Agreement and the documents presented by Parent and the Stockholders’ Representative and other supporting materials reasonably requested by the Independent Accountant and not by independent review. The resolution of the disputed item in an Objection Notice by the Independent Accountant shall be final and binding on Parent and the disputing Stockholder. The fees and expenses of the Independent Accountant shall be borne equally between Parent and each disputing Stockholder.

(f) Non-Competition; Non-Solicitation; No Hire.

(i) During the Holdback Period and for a period of 24 months following the Holdback Due Date, each Owner Signatory shall not and shall cause its Affiliates not to, without Parent’s prior written consent, directly or indirectly engage in, own or acquire any equity interest in, manage or operate anywhere in the Restricted Territory, any Restricted Business.

(ii) During the Holdback Period and for a period of 24 months following the Holdback Due Date, no Owner Signatory shall, and each Owner Signatory shall cause its Affiliates not to, without Parent’s prior written consent:

(A) cause, solicit, induce or encourage, in the Restricted Territory in relation to any Restricted Business, any Person that is a director, officer, employee, consultant, independent contractor or other service provider of the Purchaser Group or the Company on the date hereof (x) to terminate or modify his or her relationship with, leave his or her employment with, or otherwise cease providing services to, the Purchaser Group or the Company, or (y) to be hired by, employed by or otherwise engaged to provide services to, any Person other than any Purchaser Group entity or the Company; provided, however, that the Owner Signatories and their Affiliates shall be permitted to make general solicitations of employment that are not specifically directed to such Persons; or

(B) cause, solicit, induce or encourage, in the Restricted Territory in relation to any Restricted Business, any investor, client, supplier or other business relation of the Purchaser Group or the Company as of the Closing Date to terminate or curtail its business in its current scope with the Purchaser Group or the Company.

(iii) The nature and scope of the foregoing protections have been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to this Section 9(f) are an essential element of the Stockholders Support Agreement and that adequate compensation has been received by each Owner Signatory for such obligations. If, however, for any reason any court determines that any such restrictions are invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction, and the offending provision shall be modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 9(f) as will render such restrictions valid and enforceable.

(iv) In the event of a breach or threatened breach of this Section 9(f), Parent shall be entitled, without the posting of a bond, to seek an injunction restraining such breach or threatened breach. Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

(g) Basis for Calculation of Gross Profit. Each Interim Holdback Statement and the Holdback Statement shall be prepared by the Purchaser Group in accordance with the accounting policies, principles, practices and procedures adopted by the Purchaser Group in the preparation of its audited accounts from time to time, subject to the following items being included, deducted or disregarded (as applicable) in the calculation of Gross Profit:

(i) a Freight Agency Fee payable to the Relevant Business in respect of any customer order handled for any of the Purchaser Group’s Affiliates shall be included;

(ii) a Handling Fee payable by the Relevant Business in respect of any customer order handled by any of the Purchaser Group’s Affiliates shall be deducted;

(iii) any bad or doubtful debts on the books or in the accounts of the Relevant Business above $100,000 shall be deducted for each Period in the Holdback Period;

(iv) any extraordinary, one-off or non-recurring items shall be disregarded other than items generated by the freight forwarding activities of the Company or Surviving Corporation in the ordinary course of business;

(v) any profit allocation as between the Purchaser Group’s Affiliates shall be disregarded; and

(vi) any gross profit attributable to any operations of any business acquired by any member of the Purchaser Group following the Effective Time shall be disregarded.

Parent represents that the annual Gross Profit of DP World Logistics USA for financial year 2024 is $4,177,851.

(h) Access to Records. Parent and each Owner Signatory shall provide each other with reasonable access, upon reasonable written notice and during normal business hours, to such books and records, including accounting records, personnel, and any other documents or information (subject to the execution of customary access letters) as are reasonably required to facilitate the review and agreement of, or other determination relating to, the Holdback Statement, provided, however, that (i) such access shall not unreasonably disrupt the operations of Parent, the Company or the Surviving Corporation, (ii) such access will be conducted in a manner that complies with all Applicable Laws and (iii) none of Parent, the Company nor the Surviving Corporation shall be required to provide any Owner Signatory with any such access or information that is subject to the confidentiality restrictions of third parties or the attorney-client privilege.

(i) Operation of Surviving Corporation During the Holdback Period. Parent undertakes to the Owner Signatories that during the Holdback Period, it shall use its commercially reasonable efforts to, and to direct the Purchaser Group to use commercially reasonable efforts to, act reasonably and in good faith at all times so as not to take any action or fail to take any action with the primary intent of reducing any Holdback Amount or avoiding the performance of the payment obligation with respect to any Holdback Amount.

(j) Change of Control. If at any time during the Holdback Period, Parent effects a Change of Control of the Surviving Corporation in a transaction or series of related transactions, then, upon the closing of such Change of Control, the entire Holdback Amount shall immediately become due and payable to the Stockholders. Parent shall pay to the Stockholders’ Representative (for the benefit of each Stockholder) the Holdback Amount due to the Stockholders pursuant to this Section 9(j) by wire transfer in immediately available funds to the bank account or accounts designated by the Stockholders’ Representative within 10 Business Days of such designation by the Stockholders’ Representative, provided that if at any time an Agreed Claim payment is due and payable at the time of such Change of Control, after the Stockholders have made indemnity payments to Parent in an amount equal to the Total Merger Consideration received as part of the Closing, and any portion of the Holdback Amount remains due and payable to the indemnifying party pursuant to the terms of this Stockholders Support Agreement, the amount of such Agreed Claim shall be offset against the equivalent portion of the Holdback Amount, prior to the Parent’s payment of the Holdback Amount due to the Stockholders pursuant to this Section 9(j) (provided, for the avoidance of doubt, that any excess of the amount of Agreed Claims over the then-payable Holdback Amount shall be paid to Parent in cash as set forth in Section 12(d)(iii)).

For purposes of this Section 9(j), “Change of Control” means one or more of the following: (A) the consummation of any transaction or series of transactions in which a Person or a group of Persons, other than an Affiliate of Parent, acquires equity securities of the Surviving Corporation representing more than 50% of the ordinary voting power to elect directors of the Surviving Corporation or (B) the sale, transfer or other disposition of all or substantially all of the Surviving Corporation’s assets in a single transaction or a series of transactions and whether by merger, purchase of assets, recapitalization or otherwise to any Person or Persons other than an Affiliate of Parent. For the avoidance of doubt, “Change of Control” shall not include any transaction or series of transactions that result in the ownership change in Parent or any of its Affiliates (other than the Surviving Corporation).

(k) Third Party Beneficiary. Pursuant to the Settlement Agreement, the Origination Agent is an intended third party beneficiary of this Section 9, and this Section 9 shall not be amended in a manner that would be materially adverse to the Origination Agent’s rights under the Settlement Agreement without its consent (such consent not to be unreasonably withheld, delayed or conditioned). For the avoidance of doubt, any modification the effect of which is a reduction in the amount of the payments owed to Origination Agent under the Settlement Agreement or an extension of the timing for the payment thereof, shall be deemed materially adverse to Origination Agent.

10. Representations and Warranties of the Owner Signatories:

(a) The Owner Signatories, jointly and severally, represent and warrant to Parent, as of the date hereof and as of the Closing, that each of the representations and warranties of the Company set forth in Article V of the Merger Agreement are true, correct and complete.

(b) Each Stockholder represents and warrants to Parent, as of the date hereof and as of the Closing, in respect of itself and not any other Stockholder, that:

(i) it has good and valid title to the Stockholder Shares set forth opposite such Stockholder’s name in Exhibit A hereto, free and clear of any Encumbrances other than Permitted Encumbrances, and such Stockholder has the sole power to vote or cause to be voted the Stockholder Shares owned by such Stockholder as set forth in Exhibit A;

(ii) the Stockholder Shares set forth opposite the Stockholder’s name in Exhibit A are the only shares of the Company’s outstanding capital stock owned of record or beneficially owned by the Stockholder as of the date hereof, and none of the Stockholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Stockholder Shares that is inconsistent with the Stockholder’s obligations pursuant to this Stockholders Support Agreement;

(iii) the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and Applicable Law, and the execution, delivery and performance of this Stockholders Support Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Stockholder;

(iv) this Stockholders Support Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the other parties to this Stockholders Support Agreement, this Stockholders Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies or Applicable Law);

(v) the execution and delivery of this Stockholders Support Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of the Stockholder or (B) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party or Governmental Entity, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Stockholders Support Agreement; and

(vi) except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Stockholders Support Agreement, to the knowledge of the Stockholder, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity or any other person will be required to be obtained or made by the Stockholder in connection with the due execution, delivery and performance by the Stockholder of this Stockholders Support Agreement.

(c) Sunandan Ray hereby represents and warrants to Parent, as of the date hereof and as of the Closing, that:

(i) his signature appended to this Stockholders Support Agreement is genuine, and he has legal competence and capacity to execute the same;

(ii) he is the record and beneficial owner of 100% of the outstanding capital stock of Frangipani;

(iii) this Stockholders Support Agreement has been duly executed and delivered by him and, assuming due authorization, execution and delivery by the other parties to this Stockholders Support Agreement, this Stockholders Support Agreement constitutes a legally valid and binding obligation of Sunandan Ray, enforceable against him in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies or Applicable Law);

(iv) the execution and delivery of this Stockholders Support Agreement by him does not, and the performance by him of his obligations hereunder will not, require any consent or approval from any third party that has not been given or other action that has not been taken by any third party or Governmental Entity, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by him of his obligations under this Stockholders Support Agreement; and

(v) except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Stockholders Support Agreement, to his knowledge, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity or any other person will be required to be obtained or made by him in connection with his due execution, delivery and performance of this Stockholders Support Agreement.

11. Stockholder Proxy. Without limiting any other rights or remedies of the Company, the Stockholders hereby irrevocably appoint the Company or any individual designated by the Company as the Stockholders’ agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Stockholders, to attend on behalf of any Stockholder any Meeting (to the extent one is convened), to include the Stockholder Shares in any computation for purposes of establishing a quorum at any such Meeting, to vote (or cause to be voted) the Stockholder Shares or consent (or withhold consent) with respect to any of the matters described in Section 2 in connection with any Meeting or any action by written consent by the Stockholders (including the Company Stockholder Approval), in each case, in the event that any Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 2.

The proxy granted by the Stockholders pursuant to this Section 11 is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for the Company entering into the Merger Agreement and agreeing to consummate the Transactions contemplated thereby. The proxy granted by the Stockholders pursuant to this Section 11 is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by any such Stockholder and shall revoke any and all prior proxies granted by any Stockholder with respect to the Stockholder Shares. The vote or consent of the proxyholder in accordance with Section 2 and with respect to the matters in Section 2 shall control in the event of any conflict between such vote or consent by the proxyholder of the Stockholder Shares and a vote or consent by the Stockholders of the Stockholder Shares (or any other Person with the power to vote the Stockholder Shares) with respect to the matters in Section 2. The proxyholder may not exercise the proxy granted pursuant to this Section 11 on any matter except those provided in Section 2. For the avoidance of doubt, the Stockholders may vote the Stockholder Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Stockholders Support Agreement.

12. Indemnification.

(a) Owner Signatories’ Obligation to Indemnify. Subject to the other terms and conditions of this Stockholders Support Agreement, (i) Great Eagle, on the one hand, and Ray and Frangipani, on the other hand, shall severally, and not jointly with the other, and (ii) Ray and Frangipani shall jointly and severally with each other, in each case of (i) and (ii) below, indemnify and defend each of Parent and its Affiliates (including, from and after the Closing, the Surviving Corporation and the Company Subsidiaries) and their respective directors, trustees, officers, employees, advisors, representatives and other authorized persons (each, a “Parent Indemnitee”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, constituting, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of the applicable Owner Signatory contained in this Stockholders Support Agreement (including Section 10 hereof) or in any certificate, instrument, or other document delivered by or on behalf of the Company or the applicable Owner Signatory pursuant to this Stockholders Support Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date), determined without giving effect to any “material”, “materiality”, “in any material respect”, “material adverse effect”, “Material Adverse Effect” or any similar qualification or words of similar import or other similar qualifiers contained therein;

(ii) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by the applicable Owner Signatory pursuant to this Stockholders Support Agreement or by the Company pursuant to the Merger Agreement;

(iii) any Taxes of, imposed on or attributable to the Company, any Company Subsidiary or any of their Affiliates for any period (or portion of any period) ending on or before the Closing Date;

(iv) any Taxes imposed by any tax authority of India or the People’s Republic of China arising from or as a result of or in connection with the transactions contemplated by the Merger Agreement or any prior transactions involving the Company or its Affiliates, or any Losses incurred with respect thereto, including but not limited to, (x) in the case of India, any Tax imposed as a result of a difference between the fair market value of the shares of a Company Subsidiary (as determined by a third-party valuation) acquired (directly or through a Subsidiary) by the Company and the actual acquisition consideration, and (y) in the case of the People’s Republic of China, any failure to comply with the China State Taxation Administration Bulletin (2015) No.7 reporting requirements or any unpaid withholding Taxes arising from an indirect transfer of shares of any Company Subsidiary incorporated or formed in the People’s Republic of China or the Hong Kong Special Administrative Region, together with all reasonable costs associated with any audit, assessment, or enforcement action taken by the Tax authorities of the People’s Republic of China in relation to such liabilities;

(v) any Taxes imposed by India on or in respect of the Company, any Company Subsidiary or their Affiliates that arises as a result of or in respect of an audit described on Schedule 5.12(d) of the Disclosure Schedule or a matter with which that audit is concerned; and

(vi) any Taxes imposed by Taiwan in respect of the operation of the Company, any Company Subsidiary or their Affiliates, or transactions engaged in by the Company, any Company Subsidiary or their Affiliates (including inter-company or related party transactions), during any taxable period (or portion thereof) ending on or before the Closing Date.

(b) Certain Limitations. The indemnification provided for in Section 12(a) is subject to the following limitations:

(i) No Owner Signatory will be liable to the Parent Indemnitees under Section 12(a)(i) (x) until the aggregate amount of all Losses in respect of indemnification under Section 12(a) equals or exceeds $80,000 (the “Basket”), in which case the Owner Signatory shall be liable for the aggregate amount of the Losses, including the amount of the Basket, and (y) once the Basket has been reached, for any individual claim for Losses in an amount that is less than $5,000 (the “Mini-Basket”) (for the avoidance of doubt, any claim below this threshold shall be aggregated and included in the calculation of the Basket), provided, however, that neither the Basket nor the Mini-Basket shall apply with respect to any breach of Section 5.1 (Organization), 5.2 (Company Subsidiaries), 5.3 (Capitalization), 5.4 (Authority for Agreements), 5.5 (Consents and Approvals; No Violations), 5.12 (Taxes) or 5.22 (Brokers) of the Merger Agreement, or Section 10(b) of this Stockholders Support Agreement (collectively, the “Fundamental Representations”), or any Losses as a result of fraud on the part of the Owner Signatory.

(ii) Subject to the remaining provisions of this Section 12(b)(ii), the amount of all Losses for which the Owner Signatories will be collectively liable pursuant to this Section 12 will not exceed the aggregate amount of the Total Merger Consideration that each Stockholder has received on or after the Closing Date, including any Holdback Amount (such total amount, the “Cap”); provided that (A) with respect to any Losses that are subject to indemnification pursuant to Section 12(a)(i), Section 12(a)(ii) with respect to a covenant breach by the Company, or Section 12(a)(iii) (excluding any Losses that also are subject to indemnification pursuant to Section 12(a)(iv), Section 12(a)(v) or Section 12(a)(vi)), each Stockholder shall be responsible only for its Pro Rata Portion of such Losses and Sunandan Ray shall be responsible for Frangipani’s Pro Rata Portion of such Losses, (B) with respect to any Losses that are subject to indemnification pursuant to Section 12(a)(iv), Section 12(a)(v) or Section 12(a)(vi), the Owner Signatories shall collectively be responsible for 100% of such Losses, and (C) no Stockholder shall be required to indemnify any Parent Indemnitee for any Losses to the extent that such Stockholder’s aggregate liability for indemnification hereunder would exceed the portion of the Total Merger Consideration received by such Stockholder (including any Holdback Amount paid to such Stockholder), and Sunandan Ray shall not be required to indemnify any Parent Indemnitee for any Losses to the extent that his aggregate liability for indemnification hereunder would exceed the portion of the Total Merger Consideration received by Frangipani (including any Holdback Amount); provided, further, that, to the extent an indemnity obligation arises during the Holdback Period (and therefore no payment with respect to the Holdback Amount has been made to such Stockholder) and such Stockholder has already made indemnity payments in the aggregate that exceed the portion of the Total Merger Consideration received by such Stockholder (or Sunandan Ray has already made indemnity payments in the aggregate that exceed the portion of the Total Merger Consideration received by Frangipani) as of the date of such indemnity payments, any remaining indemnity obligation shall be offset against any Holdback Amount due to the applicable Stockholder on a dollar for dollar basis. The limitations contained in this Section 12(b)(ii) shall not apply with respect to (x) any breach of the Fundamental Representations or any covenants and agreements to be performed after the Closing contained herein or (y) any Losses as a result of fraud on the part of an Owner Signatory, for which the maximum aggregate liability of such Owner Signatory will be uncapped.

(c) Survival of Representations, Warranties and Agreements. Notwithstanding the provisions of Section 11.1 of the Merger Agreement, for purposes of this Stockholders Support Agreement (including Section 12 hereof) the representations and warranties of the Company contained in the Merger Agreement and of the Owner Signatories contained herein or any schedule, exhibit or certificate attached thereto or delivered pursuant thereto and hereto shall survive the Closing until the date that is 18 months from the Closing Date, except (i) the Fundamental Representations shall survive until the expiration of the applicable statutes of limitations, and (ii) that the representations and warranties set forth in Sections 5.12 (Taxes), 5.14 (Environmental Matters), 5.16 (Employee Benefit Plans; ERISA) and 5.17 (Employees) of the Merger Agreement shall survive until 60 days following the expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof). Each covenant and other agreement of the Company and the Owner Signatories hereunder and under the Merger Agreement shall survive in accordance with its terms and, if no term is specified, until the later of the performance of such covenant the date that is 18 months from the Closing Date. No Person shall be liable for any claim for indemnification under this Section 12 unless a Claim Certificate is delivered by the relevant Parent Indemnitee prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given. No Person shall have any liability whatsoever with respect to any representation or warranty, unless a claim is made hereunder prior to the expiration of the applicable survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

(d) Indemnification Procedure.

(i) Promptly after any event, circumstance, development, state of facts or occurrence (or obtaining knowledge thereof) that results or may result in any Losses by any Parent Indemnitee pursuant to this Section 12 and that might give rise to indemnification hereunder, Parent shall deliver to Sunandan Ray (the “Stockholders’ Representative”) a certificate (a “Claim Certificate”), which Claim Certificate shall:

(A) state that a Parent Indemnitee has paid or anticipates that it will incur liability for Losses for which such Parent Indemnitee believes it is entitled to indemnification pursuant to this Stockholders Support Agreement; and

(B) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation, if possible, of the amount to which such Parent Indemnitee claims to be entitled hereunder;

provided, that the failure to so notify shall not relieve any Owner Signatory of its obligations hereunder, unless the Owner Signatory is actually, materially and adversely prejudiced thereby and in such case, only to the extent of such prejudice.

(ii) In the event that an Owner Signatory shall object to the indemnification of Parent Indemnitee in respect of any claim or claims specified in any Claim Certificate, the Stockholders’ Representative shall (for all purposes of this Section 12, acting on behalf of himself and/or the other Owner Signatories), within 30 days after receipt by him of such Claim Certificate, deliver to Parent a notice to such effect, specifying in reasonable detail the basis for such objection, and Parent and the Stockholders’ Representative shall, within the 60 day period beginning on the date of receipt by Parent of such objection and prior to submitting such dispute to the courts set forth in Section 11.5 of the Merger Agreement, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Stockholders’ Representative shall have so objected. If Parent and the Stockholders’ Representative shall succeed in reaching agreement on their respective rights with respect to any of such claims, the indemnified party and the indemnifying party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should Parent and the Stockholders’ Representative be unable to agree as to any particular item or items or amount or amounts within such time period, then Parent shall be permitted to submit such dispute to the courts set forth in Section 11.5 of the Merger Agreement. The party that receives a final judgment against such party in such dispute shall reimburse the party that is successful in such dispute for all reasonable attorney and consultant fees or expenses incurred by the other party.

(iii) Claims for Losses specified in any Claim Certificate to which the Owner Signatories do not object in writing within 30 days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 12(d)(ii), and claims for Losses the validity and amount of which have been subject to judicial determination as described in Section 12(d)(ii) and Section 11.5 of the Merger Agreement or shall have been settled as described in Section 12(g), are hereinafter referred to, collectively, as “Agreed Claims.” Within 10 Business Days of the determination of the amount of any Agreed Claim (or at such other time as Parent and the Stockholders’ Representative agree), the indemnifying party shall pay or cause to be paid to Parent an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by Parent in a notice to the Stockholders’ Representative not less than two Business Days prior to such payment. If at any time an Agreed Claim payment is due and payable after the Owner Signatories have made indemnity payments to Parent in an amount equal to the Total Merger Consideration received as part of the Closing, and any portion of the Holdback Amount remains due and payable to the indemnifying party pursuant to the terms of this Stockholders Support Agreement, the amount of such Agreed Claim shall be offset against the equivalent portion of the Holdback Amount (the “Holdback Withholding Amount”) (provided, for the avoidance of doubt, that any excess of the amount of Agreed Claims over the then-payable Holdback Amount shall be paid to Parent in cash as set forth in this Section 12(d)(iii)).

(iv) The parties hereto agree that, for the purposes of this Section 12, under all circumstances the Owner Signatories shall act solely through the Stockholders’ Representative and the Stockholders’ Representative’s determination with respect to all matters under this Section 12 (including a determination as to whether to object to any claim or claims) shall be final and binding on each Owner Signatory.

(e) No Contribution. Each Owner Signatory waives, and acknowledges and agrees that such Owner Signatory shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity, right of subrogation or advancement of expenses or other right or remedy against the Surviving Corporation or any of its subsidiaries in connection with any indemnification obligation or any other liability to which such Owner Signatory may become subject under or in connection with this Stockholders Support Agreement or any other agreement or document delivered to Parent in connection with this Stockholders Support Agreement.

(f) Tax Treatment of Indemnification Payments. All indemnification payments made under this Stockholders Support Agreement shall be treated by the parties for Tax purposes, unless otherwise required by Applicable Law, as an adjustment to the applicable Stockholder’s pro rata portion of the Total Merger Consideration pursuant to the terms of the Merger Agreement and this Stockholders Support Agreement.

(g) Defense of Third-Party Claims. In the event of the assertion or commencement by any Person (other than Parent, Parent’s Affiliates, the Surviving Corporation or any other Parent Indemnitee) of any Action (whether against the Surviving Corporation, Parent or any other Person) with respect to which any Owner Signatory may become obligated to hold harmless, indemnify, compensate or reimburse any Parent Indemnitee pursuant to this Section 12, Parent shall have the right, at its election, to proceed with the defense of such Action on its own with counsel (or, in the case of an Action concerning Taxes, a Tax advisor) reasonably satisfactory to the Stockholders’ Representative. If Parent so proceeds with the defense of such Action:

(i) subject to the other provisions of this Section 12, all reasonable expenses relating to the defense of such Action shall be borne and paid exclusively by or on behalf of the applicable Owner Signatory;

(ii) each Owner Signatory shall use commercially reasonable efforts to cooperate with Parent in connection with the defense of such Action; provided that no Owner Signatory shall be required to make any admissions against interest; and

(iii) Parent shall have the right to settle, adjust or compromise such Action.

If Parent does not elect to proceed with the defense of any such Action, the Stockholders’ Representative may proceed with the defense of such Action with counsel (or, in the case of an Action concerning Taxes, a Tax advisor) reasonably satisfactory to Parent; provided, however, that the Stockholders’ Representative may not settle, adjust or compromise any such Action without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed). Parent shall give the Stockholders’ Representative prompt notice of the commencement of any such Action against Parent, Merger Sub or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Stockholders’ Representative shall not limit any of the obligations of the Owner Signatories under this Section 12 (except to the extent such failure materially prejudices the defense of such Action).

(h) Exclusive Remedies. Except as otherwise provided herein or in the Merger Agreement, or in the case of fraud or willful misconduct, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Stockholders Support Agreement or otherwise relating to the Transactions, shall be pursuant to the indemnification provisions set forth in this Section 12. Each party hereto waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Stockholders Support Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Section 12. Nothing in this Section 12(h) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to (i) Section 11.11 of the Merger Agreement, (ii) Section 14 of this Stockholders Support Agreement, or (iii) seek any remedy on account of fraud.

13. Stockholders’ Representative.

(a) To the fullest extent permitted by Applicable Law, the Stockholders’ Representative is hereby (i) delegated the exclusive power and authority with respect to the enforcement of the rights of the Owner Signatories under this Stockholders Support Agreement and (ii) authorized, directed and appointed to act as sole and exclusive agent, attorney-in-fact and representative of the Owner Signatories, with full power of substitution and re-substitution, with respect to all matters under this Stockholders Support Agreement and the Merger Agreement, including (A) determining, giving and receiving notices and processes hereunder, (B) receiving certain distributions payable to the Owner Signatories pursuant to this Stockholders Support Agreement for the benefit of the Owner Signatories, (C) executing and delivering, on behalf of the Owner Signatories, any and all documents or certificates to be executed by the Owner Signatories, in connection with this Stockholders Support Agreement or the Merger Agreement and the transactions contemplated hereby and thereby, (D) granting any waiver, consent or approval on behalf of the Owner Signatories under this Stockholders Support Agreement or the Merger Agreement, (E) appointing one or more successor Stockholders’ Representatives, (F) contesting and settling any and all claims in respect of this Stockholders Support Agreement and the transactions contemplated hereby, (G) resolving any other disputes hereunder, (H) performing the duties expressly assigned to the Stockholders’ Representative hereunder, (I) engaging and employing agents and representatives and incurring such other costs, fees and expenses as the Stockholders’ Representative shall reasonably deem necessary or prudent in connection with the foregoing, (J) taking any action or providing any waiver, or receiving any notice with respect to any claims in respect of this Stockholders Support Agreement and the transactions contemplated hereby, and (K) settling any claim or controversy arising with respect thereto. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Stockholders’ Representative consistent herewith shall, to the fullest extent permitted by Applicable Law, be absolutely and irrevocably binding on the other Owner Signatories as if such Owner Signatory personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Owner Signatory’s individual capacity, and such Owner Signatory shall have the right to object, dissent, protest or otherwise contest the same.

(b) The appointment of the Stockholders’ Representative as each Owner Signatory’s attorney-in-fact pursuant to this Section 13, to the fullest extent permitted by Applicable Law, by virtue of the adoption of this Stockholders Support Agreement, revokes any power of attorney heretofore granted that authorized any other person to represent such Owner Signatory with regard to the matters described in this Section 13. The appointment of the Stockholders’ Representative as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable. The obligations of each Owner Signatory pursuant to this Stockholders Support Agreement (i) will not be terminated by operation of law, death, mental or physical incapacity, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to such Owner Signatory or any proceeding in connection therewith, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust, or any other event, and (ii) shall survive the delivery of an assignment by any Owner Signatory of the whole or any fraction of its interest in any payment due to it under this Stockholders Support Agreement.

(c) The Stockholders’ Representative hereby accepts the foregoing appointment and agrees to serve as Stockholders’ Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Owner Signatories, in accordance with this Stockholders Support Agreement, of costs, fees and expenses incurred by Stockholders’ Representative in its capacity as such.

(d) The Stockholders’ Representative shall be entitled to be reimbursed by the other Owner Signatories (including by offsetting such amount against any amounts owed to the Owner Signatories), and such Owner Signatory agrees to so reimburse the Stockholders’ Representative, and make the Stockholders’ Representative whole for such shortfall. Upon written notice from the Stockholders’ Representative to the other Owner Signatories as to the existence of a shortfall, including a reasonably detailed description as to such shortfall, such Owner Signatory shall promptly deliver to the Stockholders’ Representative full payment of its ratable share of the amount of such shortfall.

(e) For all purposes of this Stockholders Support Agreement, Parent shall be entitled to rely conclusively on the instructions and decisions of the Stockholders’ Representative as to the settlement of any claims in respect of this Stockholders Support Agreement and the transactions contemplated hereby or any other actions required or permitted to be taken by the Stockholders’ Representative hereunder or in connection with any of the transactions and other matters contemplated hereby.

(f) The Stockholders’ Representative shall not, in the absence of bad faith, willful misconduct or gross negligence, have any liability to the other Owner Signatories whatsoever with respect to its actions, decisions and determinations under this Stockholders Support Agreement, and shall be entitled to assume that all actions, decisions and determinations under this Stockholders Support Agreement are fully authorized by the other Owner Signatories.

(g) The Stockholders’ Representative shall be entitled to rely upon any order, certification, demand, notice, instrument or other writing delivered to him hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Stockholders’ Representative may act in reliance upon any instrument or signature believed by him to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Stockholders’ Representative may conclusively presume that the undersigned representative of any party hereto that is an entity other than a natural person has full power and authority to instruct the Stockholders’ Representative on behalf of that party unless written notice to the contrary is delivered to the Stockholders’ Representative.

(h) The Stockholders’ Representative may act pursuant to the advice of counsel with respect to any matter relating to this Stockholders Support Agreement and shall not be liable for any action taken or omitted by him in good faith in accordance with such advice.

(i) Parent hereby agrees that the Stockholders’ Representative shall not, in its capacity as such, have any liability to Parent, Merger Sub or the Surviving Corporation whatsoever with respect to his actions, decisions or determinations under this Stockholders Support Agreement.

(j) Notwithstanding anything to the contrary herein, the rights, powers, benefits and obligations of the Stockholders’ Representative under this Stockholders Support Agreement shall survive any termination of this Stockholders Support Agreement.

14. Specific Performance. The Owner Signatories hereby agree and acknowledge that (a) Parent and the Company would be irreparably injured in the event of a breach by the Owner Signatories of their obligations or any Owner Signatory’s obligation under this Stockholders Support Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) Parent and the Company shall be entitled to obtain injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach or anticipated breach, without the requirement to post any bond or other security or to prove that money damages would be inadequate.

15. Entire Agreement; Amendment; Waiver. This Stockholders Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby; provided that the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement. This Stockholders Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. Notwithstanding anything to the contrary contained herein, Section 9, the third sentence of this Section 15 and the last sentence of Section 16 and, in each case, any defined term used therein to the extent related to such provisions, may not be modified, amended or waived in any manner that is materially adverse to the Origination Agent’s rights under the Settlement Agreement without the Origination Agent’s consent (such consent not to be unreasonably withheld, delayed or conditioned). For the avoidance of doubt, any modification the effect of which is a reduction in the amount of the payments owed to Origination Agent under the Settlement Agreement or an extension of the timing for the payment thereof, shall be deemed materially adverse to Origination Agent. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Stockholders Support Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

16. Binding Effect; Assignment; Third Parties. This Stockholders Support Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Stockholders Support Agreement and all obligations of the Owner Signatories may not be assigned, transferred or delegated by any Owner Signatory at any time without the prior written consent of Parent and the Company, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio; provided, that Parent may at any time, upon prior written notice to the Company and each Owner Signatory, transfer or assign its rights and obligations under this Agreement, in whole or in part, to one or more of its Affiliates; in each case, provided that no such assignment shall relieve the Parent of its obligations under this Stockholders Support Agreement. Except as set forth in Section 9, nothing contained in this Stockholders Support Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

17. Counterparts. This Stockholders Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

18. Severability. This Stockholders Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Stockholders Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Stockholders Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

19. Governing Law and Venue; Waiver of Jury Trial. Section 11.5 (Governing Law and Venue; Waiver of Jury Trial) of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Stockholders Support Agreement.

20. Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Stockholders Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.2 (Notices) of the Merger Agreement to the applicable party, with respect to the Company and Parent, at the respective addresses set forth in Section 11.2 of the Merger Agreement, and, with respect to any Owner Signatory, at the address set forth underneath the Owner Signatory’s name on the signature pages hereto.

21. Termination. This Stockholders Support Agreement shall become effective upon the date hereof and shall automatically terminate, and none of Parent, the Company or any Owner Signatory shall have any rights or obligations hereunder, on the earliest of (a) the mutual written consent of Parent, the Company and the Owner Signatories, (b) the full performance of the obligations of the parties hereunder, and (c) the termination of the Merger Agreement in accordance with its terms. No such termination shall relieve any Owner Signatory, Parent or the Company from any liability resulting from a breach of this Stockholders Support Agreement occurring prior to such termination. Notwithstanding anything to the contrary herein, the provisions of this Section 21 shall survive the termination of this Stockholders Support Agreement.

22. Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

23. Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Stockholders Support Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Stockholders Support Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

24. Interpretation. The titles and subtitles used in this Stockholders Support Agreement are for convenience only and are not to be considered in construing or interpreting this Stockholders Support Agreement. The parties have participated jointly in the negotiation and drafting of this Stockholders Support Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Stockholders Support Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Stockholders Support Agreement.

25. No Partnership, Agency or Joint Venture. This Stockholders Support Agreement is intended to create a contractual relationship among the Owner Signatories, the Company and Parent, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Company stockholders entering into support agreements with the Company or Parent. The Owner Signatories have acted independently regarding their decision to enter into this Stockholders Support Agreement. Nothing contained in this Stockholders Support Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder Shares. All rights, ownership and economic benefits of and relating to the Stockholder Shares shall remain vested in and belong to the Stockholders, and neither Company nor Parent shall have any authority to direct the Stockholders in the voting or disposition of any Stockholder Shares, except as otherwise provided herein.

26. Capacity. Each of the Stockholders is executing this Stockholders Support Agreement solely in such Stockholder’s capacity as a stockholder of the Company and Sunandan Ray is executing this Stockholders Support Agreement solely in his individual capacity, and not in any other capacity, including, if applicable, as a director (including “director by deputization”), officer or employee of the Company or any of the Company Subsidiaries. Nothing herein shall be construed to limit or affect any actions or inactions by an Owner Signatory or any representative of such Owner Signatory, as applicable, serving as a director of the Company or any Company Subsidiary, acting in such Person’s capacity as a director of the Company or Company Subsidiary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Stockholders Support Agreement as of the date first written above.

COMPANY:

UNIQUE LOGISTICS INTERNATIONAL, INC.

By:
Name:	Sunandan Ray
Title:	Chief Executive Officer

PARENT:

DP WORLD LOGISTICS US HOLDINGS, INC.

By:
Name:	Yuvraj Narayan
Title:	Authorized Signatory

OWNER SIGNATORY:

SUNANDAN RAY

Address for Notice:

Address:

Telephone No.:

Email:

[Owner Signatory Signature Page to Stockholders Support Agreement]

STOCKHOLDER:

FRANGIPANI TRADE SERVICES, INC., a New York corporation

By:
Name:	Sunandan Ray
Title:

Address for Notice:

Address:

Telephone No.:

Email:

[Stockholder Signature Page to Stockholders Support Agreement]

STOCKHOLDER:

GREAT EAGLE FREIGHT LIMITED, a Hong Kong limited liability company

By:
Name:
Title:

Address for Notice:

Address:

Telephone No.:

Email:

[Stockholder Signature Page to Stockholders Support Agreement]

Exhibit A

Stockholder Shares

Stockholder	Class and Series of Shares	Number of Shares
Frangipani Trade Services, Inc., a New York corporation	Company Common Stock	322,086,324
	Series B Company Convertible Preferred Stock	667,738
Great Eagle Freight Limited, a Hong Kong limited liability company	Series B Company Convertible Preferred Stock	153,062

Exh. A-1

Exhibit B

Holdback Schedule

Stockholder	Holding Percentage on a Fully Converted to Company Common Stock Basis	Holdback Amount ($)	Maximum GP-based Holdback Amount ($)
Frangipani Trade Services, Inc., a New York corporation	48.50%	11,302,323	10,172,091
Great Eagle Freight Limited, a Hong Kong limited liability company	10.35%	2,412,979	2,412,979

Exh. B-1

Exhibit C

Restricted Business Exemptions

1.	Unique International Logistics (M) Sdn. Bhd., a private limited company incorporated in Malaysia.

2.	Unique Logistics (Korea) Co., Ltd., a private limited company formed in South Korea.

3.	PT. Unique Logistics International Indonesia, a limited liability company formed in Indonesia.

4.	Unique Freight Solutions (Thailand) Co., Ltd., a limited company formed in Thailand.

5.	Green Trident Logistics (Hangzhou) Ltd., a limited company formed in the People’s Republic of China.

6.	Across Logistics (H.K.) Limited, a private company limited by shares formed in Hong Kong.

7.	China Wealth Logistics Ltd, a private company limited by shares formed in Hong Kong.

8.	Unison Logistics (H.K.) Limited, a private company limited by shares formed in Hong Kong.

9.	Great Eagle Freight Limited, a private company limited by shares formed in Hong Kong.

10.	Unique Logistics Holdings Limited, a private company limited by shares formed in Hong Kong.

11.	Rich Group Holdings Ltd, a private company limited by shares formed in the British Virgin Islands.

12.	Green Trident Line Limited, a private company limited by shares formed in Hong Kong.

13.	Unison Logistics Solutions Ltd., a private company limited by shares formed in Hong Kong.

14.	ATE Unique Consolidators Ltd., a private company limited by shares formed in Hong Kong.

15.	Unique Investment Limited, a private company limited by shares formed in Hong Kong.

16.	Unique Logistics International (South China) Ltd., a private company limited by shares formed in Hong Kong.

17.	Shenzhen Unique Logistics International Ltd., a limited company formed in the People’s Republic of China.

Exh. C-1